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                                                                    EXHIBIT 99.1

[LifePoint Logo Here]



FOR IMMEDIATE  RELEASE                                           NEWS RELEASE

Contact:
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Richard Wadley, President & CEO, (909) 418-3000 x 400, email: LifePoint@LFPT.com
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                             LIFEPOINT ANNOUNCES NEW
                             CHIEF FINANCIAL OFFICER

                "GERRY BRAUN, WHO HOLDS AN EXECUTIVE MBA FROM THE
          UNIVERSITY OF SOUTHERN CALIFORNIA, IS AN ACCOMPLISHED SENIOR
   EXECUTIVE WITH PROVEN ABILITY TO CRAFT AND IMPLEMENT A STRATEGIC GAME PLAN
    FOR EITHER SHORT-TERM PROFITS OR LONG-TERM VALUE. IN SHORT, HE IS IN THE
         RIGHT PLACE AT THE RIGHT TIME--FOR HIMSELF AND FOR LIFEPOINT."
                                               Richard Wadley, President and CEO

ONTARIO, Calif., March 11, 2005--LifePoint, Inc. (AMEX: LFP), a provider of non-invasive drug diagnostic technologies and solutions, announced today the hiring of Gerry Braun as the Company's new chief financial officer (CFO), effective immediately. Mr. Brown replaces Craig Montesanti, who has accepted a position with a privately held company.

Mr. Braun began his professional career in 1973 as a cost accountant for Star Kist Foods, a wholly owned subsidiary of the H. J. Heinz Company. Most recently and since 1998, he was the chief financial officer and a director of Heraeus Metal Processing, a worldwide precious metals company with annual revenues of $200 million. Previously in his career, from 1991 to 1996, he was the controller for ARCO Pipeline, a division of Atlantic Richfield Company (ARCO).

"We are very fortunate to be adding someone of Gerry's tremendous talent and significant experience to the management team of LifePoint at this critically important stage of the Company's evolution," said Richard Wadley, president and chief executive officer. "No doubt, LifePoint will benefit quickly, from his wealth of experience in managing exceptional bottom line results and enhancing shareholder value."

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ABOUT LIFEPOINT
LifePoint, Inc., a provider of noninvasive drug diagnostic technologies and solutions, has developed, manufactures and markets the IMPACT Test System--a rapid diagnostic testing, screening and drug monitoring device for use in the workplace, law enforcement, ambulances, pharmacies, and home healthcare markets. LifePoint's patented and proprietary technologies for the use of saliva as a non-invasive, blood-comparable test specimen, used in conjunction with the flow immunosensor technology licensed from the United States Navy, has allowed LifePoint to develop a broadly applicable, rapid, on-site diagnostic test system. The first product will be able to detect drugs of abuse and alcohol, and the initial three target markets--law enforcement, industrial workplace and medical emergency room--are estimated to be over $1.6 billion worldwide. For further information, visit the Company's Web site: www.LifePointInc.com.

This press release contains forward-looking statements regarding future events and the future performance of LifePoint, Inc. that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, potential need for additional financing, FDA 510(k) clearance for additional tests in medical markets, dependence on third parties for certain marketing efforts, and market acceptance. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.


LifePoint(R) and IMPACT(R) are trademarks of LifePoint, Inc.



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